Exhibit 21
Subsidiaries of Registrant

Date and % of Voting
Shares, Partnership
Interests, Voting Trust
	Year &	Certificates, Capital
Name & Address	State Inc.	Contributions	Description of Activity
Home Federal Savings Bank	1934	6/29/94	Federally Chartered Stock
1016 Civic Center Drive NW	Federal	HMN owns 100% of	Savings Bank
Rochester, MN 55901	Charter	voting shares

Osterud Insurance Agency, Inc.	1983	12/1983	Investment products and
DBA Home Federal Investment Svcs.	MN	Bank owns 100%	financial planning
1016 Civic Center Drive NW Rochester, MN 55901

Security Finance Corporation	1929	12/29/95	Corporation invests in
1016 Civic Center Drive NW	MN	HMN owns 100% of	Securities, loans and real estate
Rochester, MN 55901		voting shares